Exhibit 4.3

EQUITRANS MIDSTREAM CORPORATION

2018 LONG-TERM INCENTIVE PLAN

SECTION 1.                                     PURPOSES

1.01.                     The purpose of the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan is to assist Equitrans Midstream Corporation (the “Company”) in attracting, retaining and motivating employees and Non-Employee Directors (as defined below) of outstanding ability and to align their interests with those of the shareholders of the Company.

SECTION 2.                                                 DEFINITIONS; CONSTRUCTION

2.01.                     Definitions.  In addition to the terms defined elsewhere in the Plan, the following terms as used in the Plan shall have the following meanings when used with initial capital letters:

2.01.1.           “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one (1) or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

2.01.2.           “Assumed Spin-Off Award” shall mean an award granted to certain employees, consultants and directors of the Company, EQT Corporation and their respective subsidiaries under an equity compensation plan maintained by EQT Corporation, which award is assumed by the Company and converted into an Award in connection with the Spin-Off, pursuant to the terms of the Employee Matters Agreement between the Company and EQT Corporation, entered into in connection with the Spin-Off, which Assumed Spin-Off Award shall be issued upon the effective time of the Spin-Off.

2.01.3.           “Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Other Equity-Based Awards or any other right or interest relating to Shares or cash granted to a Participant under the Plan.

2.01.4.           “Award Agreement” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award.  Award Agreements may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan.  The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.01.5.           “Board” means the Company’s Board of Directors.

2.01.6.           “Cause,” unless otherwise determined by the Committee, or unless otherwise provided in an Award Agreement or Individual Agreement, when used with respect to the termination of employment of a Participant who is an employee of the Company or an Affiliate, includes:

(i)                                                 the conviction of a felony, a crime of moral turpitude or fraud or having committed fraud, misappropriation or embezzlement in connection with the performance of his duties;

(ii)                                              willful and repeated failures to substantially perform his assigned duties; or

(iii)                                           a violation of any express significant policies of the Company.

For purposes of this Section 2.01.6, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that such action or omission was in the best interest of the Company.  Notwithstanding the foregoing, a Participant who at the time of his termination was an executive officer shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board at a duly-held meeting of the Board finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct set forth above in clauses (i), (ii) or (iii) of this Section 2.01.6.

2.01.7.           “Change of Control” has the meaning provided in Section 9.02.

2.01.8.           “Code” means the Internal Revenue Code of 1986, as amended from time to time, together with rules, regulations and interpretations promulgated thereunder.  References to particular sections of the Code shall include any successor provisions.

2.01.9.           “Committee” means (i) with respect to Participants who are employees, the Management Development and Compensation Committee or such other committee of the Board as may be designated by the Board to administer the Plan, as referred to in Section 3.01, provided, however, that any member of the Committee participating in the taking of any action under the Plan shall qualify as (A) a “non-employee director” as then defined under Rule 16b-3 of the Exchange Act or any successor rule, and (B) an “independent” director under the rules of the New York Stock Exchange; or (ii) with respect to Participants who are Non-Employee Directors, the Board.

2.01.10.    “Common Stock” means shares of the Company’s common stock, without par value.

2.01.11.    “Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer; provided, however, to the extent necessary to avoid tax penalties under Section 409A of the Code, “Disability” means “disability” as defined in Section 409(a)(2)(C) of the Code.  If the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

2.01.12.    “Effective Date” has the meaning provided in Section 13.

2.01.13.    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.01.14.    “Fair Market Value” of shares of any stock, including but not limited to Common Stock, or units of any other securities (herein “shares”), shall be the closing price per share for the date as of which the Fair Market Value is to be determined in the principal market in which such shares are traded, as quoted in the printed or the electronic version of The Wall Street Journal (or in such other reliable printed or electronic publication as the Committee, in its discretion, may determine to rely upon).  If the Fair Market Value of shares on any date cannot be determined on the basis set forth in the preceding sentence, or if a determination is required as to the Fair Market Value on any date of property other than shares, the Committee shall determine the Fair Market Value of such shares or other property on such date by such method as the Committee determines in good faith to be reasonable and in compliance with Section 409A of the Code.  The Fair Market Value shall be determined without regard to any restriction other than a restriction that, by its terms, will never lapse.

2.01.15.    “Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned to such term in the Individual Agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such Individual Agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given to such term in the applicable Award Agreement.  If not defined in either such document, the term “Good Reason” as used herein shall not apply to a particular Award.

2.01.16.    “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process.  Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

2.01.17.    “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code and is designated as such in the Award Agreement relating thereto.  If all of the requirements of Section 422 of the Code are not met, the Option shall automatically become a Nonstatutory Stock Option.

2.01.18.    “Independent Director” means a member of the Board who qualifies at any given time as an “independent” director under the applicable rules of each stock exchange on which the Shares are listed.

2.01.19.    “Individual Agreement” shall mean an employment, consulting or similar agreement between a Participant and the Company or any of its Subsidiaries or Affiliates, and, after a Change in Control, a change in control or salary continuation agreement between a Participant and the Company or any of its Subsidiaries or Affiliates.  If a Participant is a party to both an employment agreement and a change in control or salary continuation agreement, the employment agreement shall be the relevant “Individual Agreement” prior to a Change in Control, and, the change in control or salary continuation agreement shall be the relevant “Individual Agreement” after a Change in Control.

2.01.20.    “Non-Employee Director” means a member of the Board who is not a common law employee of the Company or any of its Subsidiaries or Affiliates.

2.01.21.    “Non-Exempt Deferred Compensation” has the meaning provided in Section 12.02.

2.01.22.    “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

2.01.23.    “Option” means a right, granted under Section 6.02, to purchase Shares at a specified price during specified time periods.  An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

2.01.24.    “Other Equity-Based Award” means an Award, granted under Section 6.07, that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or other equity of the Company or its Affiliates.

2.01.25.    “Parent” means a corporation, limited liability company, partnership or other entity that owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company.  Notwithstanding the foregoing, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

2.01.26.    “Participant” means an employee or a Non-Employee Director of the Company or any Affiliate who is granted an Award under the Plan and with respect to Assumed Awards, certain employees, associates, consultants and directors of the Company, EQT Corporation and their respective subsidiaries; provided, however, that in the case of the death of a Participant, the term “Participant” refers to any legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

2.01.27.    “Performance Award” means any Award granted under the Plan that has performance-related vesting conditions.

2.01.28.    “Plan” means the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan, as amended from time to time.

2.01.29.    “Restricted Stock” means Shares, granted under Section 6.04, that are subject to certain restrictions and to risk of forfeiture.

2.01.30.    “Restricted Stock Unit” means the right granted to a Participant under Section 6.05 to receive Shares (or the equivalent value in cash or other property if the

Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

2.01.31.    “Share Reserve” has the meaning provided in Section 4.01.

2.01.32.    “Shares” mean shares of Common Stock.  If there has been an adjustment or substitution with respect to the Shares (whether or not pursuant to Section 8), the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted.

2.01.33.    “Spin-Off” shall mean the distribution of Shares to the stockholders of EQT Corporation in 2018, pursuant to the Separation and Distribution Agreement between the Company and EQT Corporation, entered into in connection with such distribution.

2.01.34.    “Stock Appreciation Right” means an Award granted under Section 6.03.

2.01.35.    “Subsidiary” means any corporation, limited liability company, partnership or other entity in an unbroken chain of entities beginning with the Company, if each of the entities other than the last entity in the chain owns stock or other ownership interests possessing at least fifty percent (50%) of the total combined voting power in one (1) of the other entities in the chain.  Notwithstanding the foregoing, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

2.02.                     Construction.  For purposes of the Plan, the following rules of construction shall apply:

2.02.1.           The word “or” is disjunctive but not necessarily exclusive.

2.02.2.           Words in the singular include the plural; words in the plural include the singular; words in the neuter gender include the masculine and feminine genders; and words in the masculine or feminine gender include the other and neuter genders.

2.02.3.           The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

SECTION 3.                                                 ADMINISTRATION

3.01.                     General.  The Plan shall be administered by the Committee.  References hereinafter to the Committee shall mean the Management Development and Compensation Committee of the Board (or other appointed committee) with respect to employee Participants and the Board with respect to Non-Employee Director Participants.

3.02.                     Powers of the Committee.  The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i)                                                 to designate Participants;

(ii)                                              to determine the type or types of Awards to be granted to each Participant;

(iii)                                           to determine the number of Awards to be granted, the number of Shares or amount of cash or other property to which an Award will relate, the terms and conditions of any Award (including, but not limited to, any exercise price, grant price or purchase price, any limitation or restriction, any schedule for lapse of limitations, forfeiture restrictions or restrictions on exercisability or transferability, and accelerations or waivers thereof, in each case based on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv)                                          to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, cancelled, forfeited, exchanged or surrendered;

(v)                                             to interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(vi)                                          to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(vii)                                       to adopt, amend, suspend, waive and rescind such rules and regulations as the Committee may deem necessary or advisable to administer the Plan;

(viii)                                    to correct any defect, supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, any Award Agreement or other instrument entered into or Award made under the Plan;

(ix)                                          to establish any “blackout” period that the Committee, in its sole discretion, deems necessary or advisable;

(x)                                             to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan;

(xi)                                          to make such filings and take such actions as may be required from time to time by appropriate state, regulatory and governmental agencies; and

(xii)                                       to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any of its Affiliates may operate, in order to assure the viability of the benefits of Awards granted to Participants located in such other jurisdictions and to meet the objectives of the Plan.

Notwithstanding any of the foregoing, grants of Awards to Non-Employee Directors hereunder shall (i) be subject to the applicable award limits set forth in Section 4.03, and (ii) be made only in accordance with the terms, conditions and parameters of a plan, program or policy for or resolution regarding the compensation of Non-Employee Directors as in effect from time to time that is approved by the Board, upon the recommendation of a committee of the Board consisting solely of Independent Directors.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, Affiliates, Participants, any person claiming any rights under the Plan from or through any Participant, employees, directors and shareholders, and shall be given the maximum deference permitted by applicable law.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by an officer, manager or other employee of the Company or any of its Affiliates, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company and/or the Committee to assist in the administration of the Plan.

3.03.                     Delegation.  The Committee may delegate, including, in the case of the Board, delegation to the Corporate Governance Committee, within limits and subject to the terms it may establish from time to time, the authority to perform administrative functions under the Plan.  The Committee may, by resolution, expressly delegate to a special committee, consisting of one (1) or more directors who may but need not be members of the Committee (including the Chief Executive Officer in his capacity as a director), the authority, within specified parameters as to the number and terms of Awards, to (i) designate officers and/or employees of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to a special committee may not be made with respect to the grant of Awards to eligible Participants who are subject to Section 16 of the Exchange Act at the Grant Date.  The acts of such delegates shall be treated hereunder as acts of the Board, and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards so granted.

SECTION 4.                                                 SHARES SUBJECT TO THE PLAN

4.01.                     Shares Authorized.  The maximum number of Shares that may be issued in respect of Awards granted under the Plan shall be 35,000,000 Shares, subject to adjustment as provided in Section 8 (collectively, the “Share Reserve”).  The Share Reserve may be used for all forms of Awards hereunder and may also be used to settle Assumed Spin-Off Awards.  Each Share issued under the Plan pursuant to an Award, or to settle an Assumed Spin-Off Award, other than (i) an Option or other purchase right for which the Participant pays the Fair Market Value for such Share measured as of the Grant Date, or (ii) a Stock Appreciation Right having a base price equal to the Fair Market Value of a Share as of the Grant Date, shall reduce the Share Reserve by two (2) Shares.

4.02.                     Share Counting.  For purposes of Section 4.01, the number of Shares to which an Award relates shall be counted against the Share Reserve at the Grant Date of the Award, unless such number of Shares cannot be determined at that time, in which case the number of Shares actually distributed pursuant to the Award shall be counted against the Share Reserve at the time of distribution; provided, however, that Awards related to or retroactively added to, or granted in tandem with, substituted for or converted into, other Awards shall be counted or not counted against the Share Reserve in accordance with procedures adopted by the Committee or its designee so as to ensure appropriate counting but avoid double-counting.

If any Shares to which an Award relates are forfeited, or payment is made to the Participant in the form of cash, cash equivalents or other property other than Shares, or the Award otherwise terminates without payment being made to the Participant in the form of Shares, any Shares counted against the Share Reserve with respect to such Award shall, to the extent of any such forfeiture, alternative payment or termination, be added back to the Share Reserve.  Notwithstanding the foregoing, the following Shares shall not be added back to the Share Reserve: (i) Shares previously owned or acquired by the Participant that are delivered to the Company, or withheld from an Award, to pay the exercise price of an Award, (ii) Shares that are delivered or withheld for purposes of satisfying a tax withholding obligation, (iii) Shares not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right, or (iv) Shares repurchased on the open market with the proceeds of the exercise price of an Option.  Subject to applicable stock exchange requirements, shares available under a shareholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the Share Reserve.  Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

4.03.                     Limitation on Awards.  Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 8):

(i)                                                 Incentive Stock Options.  The maximum aggregate number of Shares subject to Incentive Stock Options granted under the Plan over the term of the Plan to all of the Participants shall be 35,000,000.

(ii)                                              Options or Stock Appreciation Rights.  The maximum aggregate number of Shares subject to Options or Stock Appreciation Rights granted under the Plan in any calendar year to any one (1) Participant shall be 1,500,000.

(iii)                                           Performance Awards.  In any one (1) calendar year, the maximum amount that may be earned by any single Participant for Performance Awards shall be 800,000 Shares (or the equivalent value if paid in cash). For purposes of applying these limits in the case of multi-year performance periods, the number of Shares deemed earned in any one (1) calendar year is the total amount paid or Shares earned for the performance period divided by the number of calendar years in the performance period. In applying this limit, the amount of any cash or the Fair Market Value or number of any Shares or other property earned by a Participant shall be measured as of the close of the final year of the performance period regardless of the fact that certification by the Committee and actual payment or release of restrictions to the Participant may occur in a subsequent calendar year or years.

(iv)                                          Awards to Non-Employee Directors.  The maximum aggregate number of Shares associated with any Award granted under the Plan in any calendar year to any one (1) Non-Employee Director shall be 50,000.

(v)                                             Assumed Spin-Off Awards.  The limits set forth in Sections 4.03(ii) to (iv) shall not apply to the Assumed Spin-Off Awards.

4.04.                     Minimum Vesting Provisions.  No Award or portion thereof shall have a scheduled vesting period of less than one (1) year from the date of grant; provided, however, that, subject to adjustment as provided in Section 8, up to 1,750,000 Shares may be granted pursuant to Awards with no minimum vesting period.

SECTION 5.                                                 ELIGIBILITY

Awards may be granted only to individuals who are active employees (including, without limitation, employees who also are directors or officers) or Non-Employee Directors of the Company or any of its Affiliates; provided, however, that Incentive Stock Options may be granted only to eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Sections 424(e) and (f) of the Code.  Eligible Participants who are service providers to an Affiliate may be granted Options or Stock Appreciation Rights under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of § 1.409A-1(b)(5)(iii)(E) of the final regulations under Section 409A of the Code.

SECTION 6.                                                 SPECIFIC TERMS OF AWARDS

6.01.                     General.  Subject to the terms of the Plan and any applicable Award Agreement, Awards may be granted as set forth in this Section 6.  In addition, the Committee may impose on any Award or the exercise thereof, before, at or after the Grant Date (subject to the terms of Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including separate escrow provisions and terms requiring forfeiture of Awards in the event of termination of employment or service of the Participant.  Except as required by applicable law, Awards may be granted for no consideration other than prior and/or future services.

6.02.                     Options.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)                                                 Exercise Price.  The exercise price per Share of an Option (other than an Option issued as a substitute for an award granted by a company acquired by the Company) shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date of such Option.

(ii)                                              Option Term.  The term of each Option shall be determined by the Committee, except that no Option (other than Nonstatutory Stock Options granted to Participants outside the United States) shall be exercisable after the expiration of ten (10) years from the Grant Date.  Each Option shall be evidenced by a form of Award Agreement and subject to the terms thereof.

(iii)                                           Times and Methods of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part (subject to Section 4.04), the methods by which the exercise price may be paid or deemed to be paid and the form of such payment.  As determined by the Committee before, at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (A) cash or cash equivalents, (B) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (C) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (D) broker-assisted market sales, or (E) any other “cashless exercise” arrangement.

(iv)                                          Incentive Stock Options.  The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code.  Without limiting the foregoing, any Incentive Stock Option granted to a Participant who at the Grant Date owns more than ten percent (10%) of the voting power of all classes of shares of the Company must have an exercise price per Share of not less than one hundred ten percent (110%) of the Fair Market Value per Share on the Grant Date and an Option term of not more than five (5) years.  If all of the requirements of Section 422 of the Code (including the above) are not met, the Option shall automatically become a Nonstatutory Stock Option.

Notwithstanding any other provision contained in the Plan or in any Award Agreement, but subject to the possible exercise of the Committee’s discretion contemplated in the last sentence of this Section 6.02(iv), the aggregate Fair Market Value, determined as of the Grant Date, of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the corporation employing such employee, any parent or subsidiary corporation of such corporation and any predecessor corporation of any such corporation shall not exceed $100,000.  If the date on which one (1) or more of such Incentive Stock Options could first be exercised would be accelerated pursuant to any provision of the Plan or any Award Agreement, and the acceleration of such exercise date would result in a violation of the restriction set forth in the preceding sentence, then, notwithstanding any such provision, but subject to the provisions of the next succeeding sentence, the exercise dates of such Incentive Stock Options shall be accelerated only to the date or dates, if any, that do not result in a violation of such restriction and, in such event, the exercise dates of the Incentive Stock Options with the lowest exercise prices shall be accelerated to the earliest such dates.  The Committee may, in its discretion, authorize the acceleration of the exercise date of one (1) or more Incentive Stock Options even if such acceleration would violate the $100,000 restriction set forth in the first sentence of this paragraph and even if such Incentive Stock Options are thereby converted in whole or in part to Nonstatutory Stock Options.

(v)                                             Termination of Employment.  In the case of Participants who are employees, unless otherwise determined by the Committee and reflected in the Award Agreement or an Individual Agreement:

(A)                                           If a Participant shall die while employed by the Company or an Affiliate or during a period following termination of employment during which an Option otherwise remains exercisable under this Section 6.02(v) or terminates employment due to Disability, Options granted to the Participant, to the extent exercisable at the time of the Participant’s death or termination of employment due to Disability, may be exercised within one (1) year after the date of the Participant’s death or termination due to Disability, but not later than the expiration date of the Option, by the Participant, the executor or administrator of the Participant’s estate, or the person or persons to whom the Participant shall have transferred such right by will, by the laws of descent and distribution or, if permitted by the Committee, by inter vivos transfer.

(B)                                           If the employment of a Participant with the Company or any of its Affiliates shall be involuntarily terminated under circumstances that would qualify the Participant for benefits under any Company severance plan or arrangement, Options granted to the Participant, to the extent exercisable at the date of the Participant’s termination of employment, may be exercised within ninety (90) days after the date of termination of employment, but not later than the expiration date of the Option.

(C)                                           Subject to Section 9, if the Participant voluntarily terminates employment with the Company or any of its Affiliates for any reason, including retirement, Options granted to the Participant, whether exercisable or not, shall terminate immediately upon the termination of employment of the Participant.

(D)                                           Except to the extent an Option remains exercisable under paragraph (A) or (B) above or under Section 9, any Option granted to a Participant shall terminate immediately upon the termination of employment of the Participant with the Company and/or any of its Affiliates.

(vi)                                          Prohibition on Repricing.  Except as otherwise provided in Section 8, without the prior approval of shareholders of the Company:  (A) the exercise price of an Option may not be reduced, directly or indirectly, (B) an Option may not be cancelled in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise or base price that is less than the exercise price of the original Option, and (C) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.

(vii)                                       Code Section 409A Limits.  Notwithstanding anything in the Plan or any Award Agreement, no Option shall provide for dividend equivalents or have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

(viii)                                    Reload Rights.  No Option shall be granted with reload rights.

6.03.                     Stock Appreciation Rights.  The Committee is authorized to grant Stock Appreciation Rights on the following terms and conditions:

(i)                                                 Base Price.  The base price for Stock Appreciation Rights shall be such price as the Committee, in its sole discretion, shall determine, but the base price for a Stock Appreciation Right (other than one (1) issued as a substitute for an award granted by a company acquired by the Company) shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock covered by the Stock Appreciation Right on the Grant Date.

(ii)                                              Payment of Stock Appreciation Rights.  Stock Appreciation Rights shall entitle the Participant upon exercise to receive the amount by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the base price of the Stock Appreciation Right, multiplied by the number of Shares in respect of which the Stock Appreciation Right shall have been exercised.  In the sole discretion of the Committee, the Company may pay all or any part of its obligation arising out of a Stock Appreciation Right exercise in cash, Shares or any combination thereof.  Payment shall be made by the Company upon the date of exercise.

(iii)                                           Term and Exercise of Stock Appreciation Rights.  The term of any Stock Appreciation Right granted under the Plan shall be for such period as the Committee shall determine, but (except for those granted to Participants outside the United States) no Stock Appreciation Right shall be exercisable for more than ten (10) years from the Grant Date thereof.  Each Stock Appreciation Right shall be subject to earlier termination under the rules applicable to Options as provided in Sections 6.02(v) and (vi).  Each Stock Appreciation Right granted under the Plan shall be exercisable on such date or dates during the term thereof and for such number of Shares as may be provided in the Award Agreement.

(iv)                                          Prohibition on Repricing.  Except as otherwise provided in Section 8, without the prior approval of shareholders of the Company: (A) the base price of a Stock Appreciation Right may not be reduced, directly or indirectly, (B) a Stock Appreciation Right may not be cancelled in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise or base price that is less than the base price of the original Stock Appreciation Right, and (C) the Company may not repurchase a Stock Appreciation Right for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Stock Appreciation Right is lower than the base price per share of the Stock Appreciation Right.

(v)                                             Code Section 409A Limits.  Notwithstanding anything in the Plan or any Award Agreement, no Stock Appreciation Right shall provide for dividend equivalents or have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Stock Appreciation Right.

6.04.                     Restricted Stock.  The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)                                                 Issuance and Restrictions.  Subject to Section 4.04, Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote

Restricted Stock or the right to receive dividends thereon), which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise, as the Committee shall determine before, at or after the Grant Date.

(ii)                                              Forfeiture.  Except as otherwise determined by the Committee before, at or after the Grant Date, upon termination of employment or service during the applicable restriction period or upon failure to satisfy a performance condition during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company for no consideration; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, that restrictions on Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes.

(iii)                                           Certificates for Shares.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine, including, without limitation, issuance of certificates representing Shares, which may be held in escrow or recorded in book entry form.  Certificates representing Shares of Restricted Stock, if any, shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

(iv)                                          Dividends on Restricted Stock.  The Committee may provide that ordinary cash dividends declared on the Shares of Restricted Stock before they are vested (A) will be forfeited, (B) will be deemed to have been reinvested in additional Shares or otherwise reinvested (subject to Share availability under Section 4.01), or (C) in the case of Restricted Stock that is not subject to performance-based vesting, will be paid or distributed to the Participant as accrued.  Dividends accrued on Shares of Restricted Stock before they are vested shall be subject to the same vesting provisions as provided for under the host Award.  In no event shall dividends with respect to Restricted Stock that is subject to performance-based vesting be paid or distributed until the performance-based vesting provisions of such Restricted Stock lapse.  To the extent that dividends are deemed to be reinvested in additional Shares, such additional Shares shall, at the time of such deemed reinvestment, be included in the number of Shares as to which the host Award relates for purposes of the share limits under Sections 4.01, 4.03 and 4.04.  Unless otherwise provided in the applicable Award Agreement, any dividends accrued on Shares of Restricted Stock will be paid or distributed no later than the fifteenth day of the third month following the later of (i) the calendar year in which the corresponding dividends were paid to shareholders, or (ii) the first calendar year in which the Participant’s right to such dividends is no longer subject to a substantial risk of forfeiture.

6.05.                     Restricted Stock Units.  The Committee is authorized to grant Restricted Stock Units to Participants on the following terms and conditions:

(i)                                                 Issuance and Restrictions.  An Award of Restricted Stock Units represents the right to receive Shares (or the equivalent value in cash or other property if the Committee so provides) in the future.  Any vesting restrictions placed on the Award shall be subject to Section 4.04.

(ii)                                              Forfeiture.  Except as otherwise determined by the Committee before, at or after the Grant Date, upon termination of employment or service during the applicable restriction period or upon failure to satisfy a performance condition during the applicable restriction period, Restricted Stock Units that at that time are subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, that restrictions on Restricted Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes.

(iii)                                           Payment.  Unless otherwise determined by the Committee and provided in an Award Agreement, during the two and one-half (2 ½) months following the end of the calendar year in which vesting occurs, the Company shall pay to the Participant in cash an amount equal to the number of Restricted Stock Units vested multiplied by the Fair Market Value of a Share of the Common Stock on such date.  Notwithstanding the foregoing sentence, the Committee shall have the authority, in its discretion, to determine that the obligation of the Company shall be paid in Shares or part in cash and part in Shares.

6.06.                     Performance Awards.  The Committee is authorized to grant any Award under this Plan, including cash-based Awards and Other Equity-Based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee.  Performance Awards are subject to the following terms and conditions:

(i)                                                 Terms.  The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 4.03, and to designate the terms and conditions of such Performance Awards as provided in Section 3.02.  All Performance Awards shall be evidenced by an Award Agreement.

(ii)                                              Performance Goals.  The Committee may establish performance goals for Performance Awards based on any criteria selected by the Committee.  Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, one (1) or more Subsidiaries or other Affiliates, any branch, department, business unit or other portion thereof, and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Company performance or other measures selected or defined by the Committee before, at or after the Grant Date.  Such performance goals may be based on, without limitation, the following criteria:

•                  earnings per share

•                  revenue

•                  expenses

•                  return on equity

•                  return on total capital

•                  return on assets

•                  earnings (such as net income, EBIT and similar measures)

•                  cash flow (such as EBITDA, EBITDAX, after-tax cash flow and similar measures)

•                  share price

•                  economic value added

•                  debt reduction

•                  gross margin

•                  operating income

•                  volumes metrics (such as volumes transported and similar measures)

•                  land metrics (such as acres acquired, land permitted, land cleared and similar measures)

•                  operating efficiency metrics (such as unit operating expense measures, general and administrative expense (“G&A”) per Mcf, G&A per customer and other G&A metrics, unit gathering and compression expenses and other midstream efficiency measures, lost and unaccounted for gas metrics, compressor or processing downtime, days from completed well to flowing gas and similar measures)

•                  customer service measures (such as wait time, on-time service, calls answered and similar measures)

•                  total shareholder or unitholder return

Performance goals may be specified in absolute terms, on an adjusted basis, in percentages, or in terms of growth or reduction from period to period or growth or reduction rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate.  Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo, the reduction of expenses or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).  Performance measures may but need not be determinable in conformance with generally accepted accounting principles.

(iii)                                           Permitted Adjustments.  If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or any of its Affiliates conducts its business has occurred, or other events or circumstances have rendered performance goals to be unsuitable, the Committee may modify such performance goals, in whole or in part, as the Committee deems appropriate.  If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (A) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (B) make a cash payment to the Participant in an amount determined by the Committee.

6.07.                     Other Equity-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or other equity of the Company or its Affiliates, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, awards of Shares or other equity of the Company or its Affiliates that are not subject to any restrictions or conditions (but only within the limits imposed in Section 4.04), convertible securities, exchangeable securities or other rights convertible or exchangeable into Shares or other equity of the Company or its Affiliates, as the Committee in its discretion may determine.  In the discretion of the Committee, such Other Equity-Based Awards, including Shares, or other types of Awards authorized under the Plan, may be used in connection with, or to satisfy obligations of the Company or any of its Affiliates under, other compensation or incentive plans, programs or arrangements of the Company or any of its Affiliates for eligible Participants.  The Committee shall determine the terms and conditions of Other Equity-Based Awards.

6.08.                     Dividend Equivalents.  The Committee is authorized to grant dividend equivalents with respect to any Awards granted hereunder (other than Options or Stock Appreciation Rights), subject to such terms and conditions as may be selected by the Committee; provided, however, that no dividend equivalents shall be paid or distributed in advance of the vesting of the underlying Award.  For the avoidance of doubt, dividend equivalents will only be earned and paid if and to the extent that the underlying Award vests or is earned.  Dividend equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of Shares subject to the Award, as determined by the Committee.  The Committee may provide that dividend equivalents will be deemed to have been reinvested in additional Shares, or otherwise reinvested.  To the extent that dividend equivalents are deemed to be reinvested in additional Shares with respect to an Award, such additional Shares shall, at the time of such deemed reinvestment, be included in the number of Shares as to which the host Award relates for purposes of the share limits under Sections 4.01, 4.03 and 4.04.  Unless otherwise provided in the applicable Award Agreement, any dividend equivalents granted with respect to an Award hereunder (other than Options or Stock Appreciation Rights, which shall have no dividend equivalents) will be paid or distributed no later than the fifteenth day of the third month following the later of (i) the calendar year in which the corresponding dividends were paid to shareholders, or (ii) the first calendar year in which the Participant’s right to such dividends equivalents is no longer subject to a substantial risk of forfeiture.

SECTION 7.                                                 PROVISIONS APPLICABLE TO ALL AWARDS

7.01.                     Stand-Alone, Tandem and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, or in tandem with, any other Award granted under the Plan or any award granted under any other plan, program or arrangement of the Company or any of its Affiliates (subject to the terms of Section 10) or any business entity acquired or to be acquired by the Company or any of its Affiliates, except that an Incentive Stock Option may not be granted in tandem with other Awards or awards.  Awards granted in addition to or in tandem with other Awards or awards may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

7.02.                     Forfeiture Events.  Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant.  In addition, the Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.

7.03.                     Form of Payment of Awards.  Subject to the terms of the Plan and any applicable Award Agreement, payments or substitutions to be made by the Company upon the grant, exercise or other payment or distribution of an Award may be made in such forms as the Committee shall determine before, at or after the Grant Date (subject to the terms of Section 10), including, without limitation, cash, Shares, or other property or any combination thereof, in each case in accordance with rules and procedures established, or as otherwise determined, by the Committee.

7.04.                     Limits on Transfer of Awards; Beneficiaries.  No right or interest of a Participant in any Award shall be pledged, encumbered or hypothecated to or in favor of any person other than the Company, or shall be subject to any lien, obligation or liability of such Participant to any person other than the Company or any of its Affiliates.  Except to the extent otherwise determined by the Committee with respect to Awards other than Incentive Stock Options, no Award and no rights or interests therein shall be assignable or transferable by a Participant otherwise than by will or the laws of descent and distribution.  A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all the terms and conditions of the Plan and any Award Agreement applicable to such Participant as well as any additional restrictions or limitations deemed necessary or appropriate by the Committee.

7.05.                     Registration and Listing Compliance.  No Award shall be paid and no Shares or other securities shall be distributed with respect to any Award except in a transaction that complies with the registration requirements (or an exemption therefrom) under the Securities Act of 1933, as amended, and any state securities law and the listing requirements under any listing agreement between the Company and any national securities exchange.  No Award shall confer upon any Participant rights to such payment or distribution until such laws and contractual obligations of the Company have been complied with in all material respects.  Except to the extent required by the terms of an Award Agreement or another contract between the Company and the Participant, neither the grant of any Award nor anything else contained herein shall obligate the Company to take any action to comply with any requirements of any such securities laws or contractual obligations relating to the registration (or exemption therefrom) or listing of any Shares or other securities, whether or not necessary in order to permit any such payment or distribution.

7.06.                     Evidence of Ownership; Trading Restrictions.  Shares delivered under the terms of the Plan may be recorded in book entry or electronic form or issued in the form of certificates.  Shares delivered under the terms of the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under federal or state securities laws, rules and regulations thereunder, and the rules of any national securities exchange or automated quotation system on which Shares are listed or quoted.  The Committee may cause a legend or legends to be placed on any such certificates or issue instructions to the transfer agent to make appropriate reference to such restrictions or any other restrictions or limitations that may be applicable to

Shares.  In addition, during any period in which Awards or Shares are subject to restrictions or limitations under the terms of the Plan or any Award Agreement, the Committee may require any Participant to enter into an agreement providing that certificates representing Shares issuable or issued pursuant to an Award shall remain in the physical custody of the Company or such other person as the Committee may designate.

SECTION 8.                                                 ADJUSTMENT PROVISIONS

8.01.                     Mandatory Adjustments.  In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Shares to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.  Action by the Committee may include:  (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable.  The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

Without limiting the foregoing, in the event of a subdivision of the outstanding Shares (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Shares into a lesser number of Shares, the authorization limits under Sections 4.01, 4.03 and 4.04 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

8.02.                     Discretionary Adjustments.  In the event of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of Shares, or any transaction described in Section 8.01), the Committee may make such adjustments to the Plan and Awards as it deems appropriate or equitable, in its sole discretion.  Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable.  Without limiting the generality of the foregoing, the Committee may provide that (A) Awards will be settled in cash or other property rather than Shares, (B) Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (C) Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (D) outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Shares, as of a specified date associated with the transaction (or the per-share transaction price), over the exercise or base price of the Award, (E) performance goals and performance periods for Performance Awards will be modified, or

(F) any combination of the foregoing.  The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

8.03.                     General.

(i)                                                 Incentive Stock Options.  To the extent that any adjustments made pursuant to this Section 8 would cause Incentive Stock Options to cease to qualify as Incentive Stock Options, or cause a modification, extension or renewal of such Options within the meaning of Section 424 of the Code, the Committee may (but need not) elect that such adjustment or substitution not be made but rather shall use reasonable efforts to effect such other adjustment of each then outstanding Option as the Committee, in its discretion, shall deem equitable and that will not result in any disqualification, modification, extension or renewal (within the meaning of Section 424 of the Code) of such Incentive Stock Options.

(ii)                                              Code Section 409A.  All adjustments shall be made in a manner compliant with Section 409A of the Code.  Without limiting the foregoing, the Committee shall not make any adjustments to outstanding Options or Stock Appreciation Rights that would constitute a modification or substitution of the stock right under Treas. Reg. § 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Section 409A of the Code.

SECTION 9.                                                 CHANGE OF CONTROL PROVISIONS

9.01.                     Treatment of Awards Upon a Change of Control.  The provisions of this Section 9 shall apply in the case of a Change of Control, unless otherwise provided in the Award Agreement or Individual Agreement, the operative transaction agreements related to the Change of Control, or any separate agreement with a Participant governing an Award.

(i)                                                 Awards Assumed or Substituted by Surviving Entity.  With respect to Awards assumed by the surviving entity of the Change of Control (the “Surviving Entity”) or otherwise equitably converted or substituted in connection with a Change of Control, if within two (2) years after the effective date of the Change of Control, a Participant’s employment or service is terminated due to death or Disability or without Cause or the Participant resigns for Good Reason, then:

(A)                                           all of the Participant’s outstanding Options, Stock Appreciation Rights and other outstanding Awards (including, without limitation, Awards equitably converted or substituted in connection with a Change of Control) pursuant to which the Participant may have exercise rights shall become fully exercisable as of the date of such termination, and shall thereafter remain exercisable until the earlier of (1) the expiration of the original term of the Award and (2) the later of (i) ninety (90) days from the termination of employment or service and (ii) such longer period provided by the applicable Award Agreement;

(B)                                           all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse as of the date of the Participant’s termination, and such Awards shall be settled or paid within thirty (30) days after the date of the Participant’s termination; and

(C)                                           all performance criteria and other conditions to payment of the Participant’s outstanding Performance Awards shall be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the applicable performance period, and payment of such Awards on that basis shall be made or otherwise settled or paid within thirty (30) days after the date of the end of the applicable performance period;

provided, however, that if such Awards constitute deferred compensation under Section 409A of the Code, the Awards shall vest on the basis described above but shall be settled or paid on the date(s) provided in the underlying Award Agreements to the extent required by Section 409A of the Code.

With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Agreement includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason.  To the extent that this provision causes Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

(ii)                                              Awards not Assumed or Substituted by Surviving Entity.  Upon the occurrence of a Change of Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee or the Board:

(A)                                           all outstanding Options, Stock Appreciation Rights and other outstanding Awards pursuant to which Participants may have exercise rights shall become fully exercisable as of the time of the Change of Control, and shall thereafter remain exercisable for a period of ninety (90) days or until the earlier expiration of the original term of the Award;

(B)                                           all time-based vesting restrictions on outstanding Awards shall lapse as of the time of the Change of Control, and such Awards shall be settled or paid at the time of the Change of Control; and

(C)                                           all performance criteria and other conditions to payment of outstanding Performance Awards shall be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the Change of Control (or as of the time of the Change of Control, in the case of Performance Awards in which the performance condition is measured by stock or unit price or total shareholder or unitholder return), and payment of such Awards on that basis shall be made or otherwise settled at the time of the Change of Control;

provided, however, that if such Awards constitute deferred compensation under Section 409A of the Code, the Awards shall vest on the basis described above but shall be settled or paid on the date(s) provided in the underlying Award Agreements to the extent required by Section 409A of the Code.

To the extent that this provision causes Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

9.02.                     Definition of Change of Control.  For purposes of the Plan, a “Change of Control” of the Company shall mean any of the following events:

(i)                                                 The sale or other disposition by the Company of all or substantially all of its assets to a single purchaser or to a group of purchasers, other than to a corporation with respect to which, following such sale or disposition, more than eighty percent (80%) of, respectively, the then outstanding Shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and the combined voting power of the then outstanding voting securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the outstanding Common Stock and voting power immediately prior to such sale or disposition;

(ii)                                              The acquisition in one (1) or more transactions by any person or group, directly or indirectly, of beneficial ownership of thirty percent (30%) or more of the outstanding Shares or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board; provided, however, that the following shall not constitute a Change of Control:  (A) any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries and (B) an acquisition by any person or group of persons of not more than forty percent (40%) of the outstanding Shares or the combined voting power of the then outstanding voting securities of the Company if such acquisition resulted from the issuance of capital stock by the Company and the issuance and the acquiring person or group was approved in advance of such issuance by at least two-thirds (2/3) of the Continuing Directors (as defined below) then in office;

(iii)                                           The Company’s termination of its business and liquidation of its assets;

(iv)                                          There is consummated a merger, consolidation, reorganization, share exchange or similar transaction involving the Company (including a triangular merger), in any case, unless immediately following such transaction: (A) all or substantially all of the persons who were the beneficial owners of the outstanding Common Stock and outstanding voting securities of the Company immediately prior to the transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the outstanding Shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction (including a corporation or other person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets through one (1) or more subsidiaries (a “Parent Company”)) in substantially the same proportion as their ownership of the Common Stock and other voting securities of the Company immediately prior to the consummation of the transaction, (B) no person (other than (1) the Company, any employee benefit plan sponsored or maintained by the Company or, if reference was made to equity ownership of any Parent Company for purposes of determining whether the foregoing clause (A) is satisfied in connection with the transaction, such Parent Company, or (2) any person or group that satisfied the requirements of the foregoing Section (ii)(B)) beneficially owns, directly or indirectly, thirty percent (30%) or more of the outstanding Shares the combined voting power of the voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction and (C) individuals who were members of the Board immediately prior to the consummation of the transaction constitute at least a majority of the members of the board of directors resulting from such transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether the foregoing clause (A) is satisfied in connection with the transaction, such Parent Company); or

(v)                                             The following individuals (sometimes referred to herein as “Continuing Directors”) cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the entire Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved.

SECTION 10.                                          AMENDMENTS TO AND TERMINATION OF THE PLAN

The Board may amend, alter, suspend, discontinue or terminate the Plan without the consent of shareholders or Participants, except that, without the approval of the shareholders of the Company, no amendment, alteration, suspension, discontinuation or termination shall be made if shareholder approval is required by any federal or state law or regulation or by the rules of any stock exchange on which the Shares may then be listed, or if the amendment, alteration or other change materially increases the benefits accruing to Participants, increases the number of Shares available under the Plan or modifies the requirements for participation under the Plan, or if the Board in its discretion determines that obtaining such shareholder approval is for any reason advisable; provided, however, that, without the consent of the Participant, no amendment, alteration, suspension, discontinuation or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him.  The Committee may, consistent with the terms of the Plan, waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him.  Without the prior approval of the shareholders of the Company, the Plan may not be amended to permit:  (i) the exercise price or base price of an Option or Stock Appreciation Right to be reduced, directly or indirectly, (ii) an Option or Stock Appreciation Right to be cancelled in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise or base price that is less than the exercise price or base price of the original Option or Stock Appreciation Right, or (iii) the Company to repurchase an Option or Stock Appreciation Right for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or Stock Appreciation Right is lower than the exercise price or base price of the Option or Stock Appreciation Right.

SECTION 11.                                          GENERAL PROVISIONS

11.01.              No Right to Awards; No Shareholder Rights.  No Participant, employee or director shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees and directors, except as provided in any other compensation, fee or other arrangement with the Participant, employee or director.  No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such Participant in connection with such Award.

11.02.              Withholding.  The Company or any of its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan.  The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.  Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award a number of such Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee or its designee establishes.  All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

11.03.              No Right to Employment or Continuation of Service.  Nothing contained in the Plan or any Award Agreement shall confer, and no grant of an Award shall be construed as conferring, upon any Participant any right to continue in the employ or service of the Company or to interfere in any way with the right of the Company or, as applicable, shareholders to terminate a Participant’s employment or service at any time or increase or decrease his compensation, fees or other payments from the rate in existence at the time of granting of an Award, except as provided in any Award Agreement or other compensation, fee or other arrangement with the Participant.

11.04.              Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.  The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

11.05.              Relationship to Other Benefits.  No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any of its Affiliates unless provided otherwise in such other plan.  Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements (which may include, without limitation, employment agreements with executives and arrangements that relate to Awards under the Plan), and such arrangements may be either generally applicable or applicable only in specific cases.  Notwithstanding anything in the Plan to the contrary, the terms of each Award shall be construed so as to be consistent with such other arrangements in effect at the time of the Award.

11.06.              Fractional Shares.  Unless the Committee determines otherwise, fractional Shares shall be issuable pursuant to the Plan or any Award.  The Committee may determine on a case-by-case basis that fractional Shares shall be eliminated by rounding up or down; provided, however, that if such rounding would constitute a modification or substitution of an Option or Stock Appreciation Right under Treas. Reg. § 1.409A-1(b)(5)(v) or disqualify an Incentive Stock Option under Section 424 of the Code, the Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

11.07.              Governing Law.  The validity, interpretation, construction and effect of the Plan and any rules and regulations relating to the Plan shall be governed by the laws of the Commonwealth of Pennsylvania (without regard to the conflicts of laws thereof), and applicable federal law.

11.08.              Severability.  If any provision of the Plan or any Award is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws.  If such provision cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or Award, it shall be deleted and the remainder of the Plan or Award shall remain in full force and effect; provided, however, that, unless otherwise determined by the Committee, the provision shall not be construed or deemed amended or deleted with respect to any Participant whose rights and obligations under the Plan are not subject to the law of such jurisdiction or the law deemed applicable by the Committee.

11.09.              Assumed Spin-Off Awards.  Notwithstanding anything in this Plan to the contrary, each Assumed Spin-Off Award shall be subject to the terms and conditions of the equity compensation plan and award agreement to which such Award was subject immediately prior to the Spin-Off, subject to the adjustment contemplated by the terms of the Employee Matters Agreement between the Company and EQT Corporation, entered into in connection with the Spin-Off; provided, however, that following the date of the Spin-Off, each such Assumed Spin-Off Award shall relate solely to Shares and be administered by the Committee in accordance with the administrative procedures in effect under this Plan.

11.10.              No Limitation on Rights of the Company.  The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.  The Plan shall not restrict the authority of the Company, for proper corporate purposes, to grant or assume awards, other than under the Plan, to or with respect to any person.  If the Committee so directs, the Company may issue or transfer Shares to any of its Affiliates, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

SECTION 12.                                          SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE

12.01.              General.  It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code.  The Plan and all Award Agreements shall be construed in a manner that effects such intent.  Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed.  Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

12.02.              Definitional Restrictions.  Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any Award Agreement by reason of the occurrence of a Change of Control, or the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change of Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not prohibit the vesting of any Award upon a change of control, disability or separation from service, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

12.03.              Six Month Delay in Certain Circumstances.  Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under the Plan or any Award Agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. § 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within thirty (30) days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.  For purposes of the Plan, the term “Specified Employee” has the meaning given such term in Section 409A of the Code and the final regulations thereunder; provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Section 409A(a)(2)(B)(i) of the Code shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including the Plan.

12.04.              Installment Payments.  If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment.  For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. § 1.409A-2(b)(2)(iii) (or any successor thereto).

12.05.              Timing of Release of Claims.  Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination of the Participant’s employment or service; failing which such payment or benefit shall be forfeited.  If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.  If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to Section 12.03 above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one (1) calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period.  In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

12.06.              Permitted Acceleration.  The Company (acting through the Committee) shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. § 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. § 1.409A-3(j)(4).

12.07.              Allocation Among Possible Exemptions.  If any one (1) or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. § 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Chief Human Resources Officer) shall determine which Awards or portions thereof will be subject to such exemptions.

SECTION 13.                                          EFFECTIVE DATE AND TERM OF THE PLAN

The effective date and date of adoption of the Plan shall be November 12, 2018 (the “Effective Date”).  Absent additional shareholder approval, (i) no Incentive Stock Option may be granted under the Plan subsequent to November 11, 2028, and (ii) no other Award may be granted under the Plan subsequent to the Company’s Annual Meeting in 2028.